Exhibit(p)(37)

CODE OF ETHICS

DIAMOND HILL FUNDS

DIAMOND HILL CAPITAL MANAGEMENT, INC.

Dated: December 31, 2013

I.	Statement of General Principles

This Code of Ethics has been adopted by the Diamond Hill Funds (the “Funds”), and Diamond Hill Capital Management, Inc. (“DHCM”), the Funds’ investment adviser, for the purpose of instructing all employees, officers, directors, and trustees of the Funds and/or DHCM in their ethical obligations and to provide rules for their personal securities transactions. It is intended to comply with the provisions of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

All employees, officers, directors, and trustees owe a fiduciary duty to the Funds and their shareholders. In addition, employees, officers, and directors of DHCM owe a fiduciary duty to its investment advisory clients (“Client”) in addition to the Funds. A fiduciary duty means a duty of loyalty, fairness, and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code and to other applicable provisions of the federal securities laws. These general principles are:

•	The duty to govern, which is the obligation imposed on trustees to manage the business affairs of the Funds;

•	The duty of diligence, which is the standard of care to which employees, officers, directors, and trustees are expected to adhere when performing the duties of their positions;

•	The duty of loyalty to the Funds and Clients, which requires employees, officers, directors, and trustees to avoid any conflict of interest or self-dealing, and bars them from taking advantage of a business opportunity that comes to their attention only by virtue of their positions;

•	The requirement that the interest of Funds’ shareholders and Clients must be placed before the interests of the employees, officers, directors, and trustees at all times.

•	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility;

•	The requirement that all employees, officers, directors, and trustees comply with applicable federal securities laws; and

•	The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions.

It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Funds and DHCM, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions of DHCM’s employees must also comply with Diamond Hill Investment Group, Inc.’s Insider Trading Policy and Procedures. In addition all personal securities transactions must comply with Rule 17j-1 of the 1940 Act and Rule 204A-1 under the Advisers Act. Under this rule, no employee may:

•	employ any device, scheme, or artifice to defraud a Fund, its shareholders, or Client;

•	make to a Fund, its shareholders, or Client any untrue statement of a material fact or omit to state any material fact in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund, its shareholders, or Client; or

•	engage in any manipulative practice with respect to a Fund, its shareholders, or Client.

Further;

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•	Employees shall comply at all times with all applicable federal securities laws. Federal securities laws mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, Dodd-Frank Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the CCO.

II.	Definitions

A. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a Security.

B. Chief Compliance Officers (“CCO”): the CCO for DHCM and the CCO for the Funds, including any such designee(s) of either CCO. For purposes of this Code, references to the CCO shall generally mean the CCO for DHCM; however, either CCO has authority to administer the provisions of the Code.

C. Disinterested Trustees: trustees who are not interested persons of the Funds, as defined in the 1940 Act, as amended, and whose affiliation with the Funds is solely by reason of being a trustee of the Funds.

D. Employees: the officers and trustees of the Funds and the employees, officers and directors of DHCM. The CCO will maintain a current list of all Employees. Notwithstanding the foregoing, so long as the Funds’ principal underwriter or another company providing services to DHCM or the Funds (“Service Providers”) has adopted a code of ethics which it certifies complies with Rule 17j-1 under the 1940 Act, as amended, the term Employees shall not include any director, officer, general partner or employee of the Service Providers who is also an officer of the Funds.

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E. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or discretion, including but not limited to any joint account, partnership, corporation, trust, or estate. Employee family members include the Employee’s spouse, minor children, and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes or who the Employee exercises discretion on securities transactions.

F. Exempt Securities:

•	securities issued by the United States Government (US Treasury Securities)

•	bankers’ acceptances

•	bank certificates of deposit

•	commercial paper

•	high quality short-term debt instruments, including repurchase agreements

•	shares issued by a money market fund

•	shares of unaffiliated registered open-end investment companies that are acquired through participation in a 529 Plan.

H. Exempt Transactions: transactions which are 1) effected in an account or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, or 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

I. Fund: any series of the Diamond Hill Funds

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K. Security: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

L. Prohibited Security (excludes Exempt Securities):

•	U.S. and foreign equities (excluding Diamond Hill Investment Group, Inc.), which include American depository receipts (ADRs), real estate investment trusts (REITs), master limited partnerships, and business development corporations.

•	U.S. and foreign taxable fixed income securities

•	puts and calls on U.S. and foreign securities

•	open-end or closed-end mutual funds, including exchange traded funds (ETFs), that invest primarily in U.S. equity securities or are categorized in the Morningstar High Yield Bond or Corporate Bond categories (excluding Diamond Hill Funds, other registered investment companies in which DHCM serves as the adviser or sub-adviser, and funds offered through DHCM’s or a defined family member’s employer sponsored retirement plan as long as the purchase of such funds are made within the respective retirement plan)

M. Related Security: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

N. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as Clients.

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III.	Personal Investment Guidelines – The Funds and Unaffiliated Mutual Funds

To align Employees’ interest with those of the Funds and their shareholders, all Employees are encouraged to own shares of the Funds. Employees owning shares of the Funds are required to do so for a minimum of 90 days. This includes shares held in all Employee Accounts, including any employer sponsored retirement plans and any deferred compensation plans of the Adviser that may be offered from time to time. The 90 day holding period is measured on a Last-In-First-Out (LIFO) basis and shall be inclusive of all employee accounts. For example, if an Employee purchases shares of a fund in her IRA, she is prohibited to sell shares of the same fund in her IRA or any other Employee Account during the 90 day holding period. Shares purchased as part of a systematic investment program are not subject to the 90 day holding period. Notwithstanding the above 90 day holding period requirement, all Employees are reminded of their fiduciary responsibility to the Funds and their shareholders. In addition to the Funds, this same 90 day holding period applies to any un-affiliated open-end mutual funds purchased by the Employee, other than money market funds and ETFs.

IV.	Personal Investment Guidelines – Other Securities

A. Restrictions on Securities Transactions

1. The Personal Investment Guidelines in this Section IV do not apply to Exempt Securities and Exempt Transactions. Employees must remember that regardless of the transaction or securities status as exempt or non-exempt, the Employee’s fiduciary obligations remain unchanged.

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2. While Disinterested Trustees of the Funds are subject at all times to the fiduciary obligations described in this Code and the Personal Investment Guidelines related to the Funds described in Section III, the Personal Investment Guidelines and Compliance Procedures in Sections IV and V of this Code apply to Disinterested Trustees only if they involve the purchase or sale of a Security and the Disinterested Trustee in the ordinary course of fulfilling the duties of that position, and not through public disclosure, knew or should have known, that during the fifteen days immediately preceding or after the date of their transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

3. Employees may purchase or sell a Security subject to the restrictions outlined in Section IV.A.6-8.

4. Employees may not purchase a Prohibited Security unless granted written clearance in advance by the CCO. If advance clearance is granted, any transactions executed are still subject to the restrictions outlined in Section IV.A.6-8.

5. Employees may sell a Prohibited Security that was owned prior to employment or the adoption of this revised Code of Ethics or acquired pursuant to Section IV.3 subject to the restrictions outlined in Section IV.A.6-8.

6. Employees may not execute a Securities Transaction within seven (7) calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Fund or Client. This prohibition shall not apply to a sale (or cumulative sales on a given trading day) of an individual security so long as the total proceeds of the sale(s) is less than $50,000 and the security has a market capitalization in excess of $1 billion. If the CCO determines that a transaction has violated this

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prohibition, the transaction shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee sold 100 shares at $11 per share, and the Fund sold 1000 shares at $10 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund. If only a Client account is affected, the Employee may disgorge the value received to a selected charity of their choice at the discretion of the CCO.

7. Any purchase of a private placement security must be authorized by the CCO, in writing, prior to the transaction being executed. In connection with a private placement acquisition, the CCO will take into account, among other factors, whether the investment opportunity should be reserved for a Fund or Client, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Funds or DHCM. The CCO shall retain a record of any such authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of DHCM with no personal interest in the issuer.

8. Employees are prohibited from acquiring any Securities in an initial public offering. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Funds or DHCM.

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B. Other Restrictions

1. Employees are prohibited from serving on the boards of directors of publicly traded companies, without the prior written approval of the CCO. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Funds or Client. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

2. All new brokerage accounts must be opened at Charles Schwab unless pre-approved by the CCO. Any existing brokerage accounts are “grandfathered” and do not need to be moved to Schwab.

V.	Compliance Procedures

A. Employee Disclosure and Certification

1. Within ten (10) days of becoming an Employee, each Employee must certify that he or she has received, read, and understands this Code and recognizes that he or she is subject to it, and must disclose to the CCO a holdings report containing the following information dated within 45 days of becoming an access person, which generally coincides with their employment date: a) the title, type of security, ticker symbol or CUSIP (if applicable), number of shares or principal amount of each Security, other than Exempt Securities, in which the Employee had any direct or indirect beneficial ownership when the person became an Employee; b) the name of the broker, dealer, bank, or other financial institution (“Broker”) with which the Employee maintains an account in which any Security is held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and c) the date that the report is submitted by the Employee.

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2. At least once in each 12-month period thereafter on or as of December 31 of each year, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose to the CCO a holdings report containing the following information current as of a date within 45 days of the date submitted: a) the title, type of security, ticker symbol or CUSIP (if applicable), number of shares or principal amount of each Security, other than Exempt Securities, in which the Employee had any direct or indirect beneficial ownership; b) the name of the Broker with which the Employee maintains an account in which any Security is held for the direct or indirect benefit of the Employee; and c) the date that the report is submitted by the Employee.

3. Within ten (10) days of becoming an Employee, each Employee must disclose if the Employee lives in the same household with a non-spouse adult (“Roommate”). Existing Employees must report within ten (10) days after they begin an arrangement of living in the same household with a Roommate. Any new or existing Employee living with a Roommate must also sign a separate document certifying the following: 1) that they have not and will not disclose information to their Roommate about any security transactions executed or under consideration for execution on behalf of the Funds or a Client, 2) that they are not aware of any inadvertent disclosure to their Roommate of security transactions described above, 3) if they are aware of any security transactions executed by their Roommate as a result of intentional or inadvertent disclosure of security transactions described above, and 4) if they become aware of any security transactions executed by their Roommate as a result of intentional or inadvertent disclosure of security transactions describe above, they will immediately report it to the CCO.

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B. Compliance

1. All Employees must direct their Broker to send duplicate paper copies of all trade confirmations and periodic account statements directly to the CCO, or provide electronic access to their Accounts. Electronic access is granted to the CCO via a secure network which provides data feeds for security transactions and account holdings. Security transactions in Employee Accounts that have not been granted electronic access must be manually recorded in the secure network. Each Employee must affirm, no later than thirty (30) calendar days after the close of each calendar quarter, via an affirmation disseminated quarterly by the secure electronic network, all transactions in which the Employee acquired or disposed of any direct or indirect Beneficial Interest in a Security, excluding Exempt Securities. At the discretion of the CCO, this quarterly report is not required if it duplicates all of the required information which is received by the CCO, or their designee, directly from the Broker. In addition, Employees must certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

2. The CCO, or their delegate, will review all trade confirmations or transaction data feeds provided by Brokers no less frequently than quarterly, to determine whether any violations of this Code occurred. The Employee’s annual disclosure of Securities holdings will be reviewed by the CCO, or their delegate, for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code. In the case of the CCO covered under this Code, the CCO’s direct manager will perform the procedures of this paragraph.

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3. Strict compliance with the provisions of the Code of Ethics is considered to be a basic provision of employment. Any violation of the Code of Ethics by an Employee may result in disciplinary action, which may include, but is not limited to unwinding of trades, disgorgement of profits, warning, monetary fine or censure, suspension of personal trading privileges, and suspension or termination of employment. Repeated offenses will likely be subject to additional sanctions of increasing severity.

4. The CCO will report no less frequently than annually to the Funds’ board of trustees regarding existing procedures and any changes in the procedures made during the past year and certify to the Funds’ board of trustees that the Funds and DHCM have adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on the CCO’s experience under this Code, evolving industry practices, or legal developments.

5. The CCO will identify all Employees required to make reports under Section V.A. and B., inform the Employees of their reporting obligations, supply a copy of the Code, and receive from Employees an acknowledgement of their receipt of this Code.

6. The CCO will cause the Funds and DHCM to maintain records in the manner and to the extent set out in Rule 17j-1(f) of the 1940 Act and 204A-1 of the Advisers Act.

7. Employees shall self-report any known violations of this Code to the CCO.

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VI.	Training

On an Annual basis, the CCO, or their delegate, will collectively train Employees on all aspects of the Code of Ethics to assure compliance with the Personal Investment Guidelines described in Sections III and IV and Employee Disclosure and Certification described in Section V.A.

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